Registration Nos. 333-188923

333-196564

333-249296

333-258511

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration Statement No. 333-188923

Form S-8 Registration Statement No. 333-196564

Form S-8 Registration Statement No. 333-249296

Form S-8 Registration Statement No. 333-258511

UNDER

THE SECURITIES ACT OF 1933

TriState Capital Holdings, Inc.

(Macaroon Two LLC, as successor by merger to TriState Capital Holdings, Inc.)

(Exact name of registrant as specified in its charter)

Pennsylvania	20-4929029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Oxford Centre 301 Grant Street, Suite 2700 Pittsburgh, Pennsylvania	15219
(Address of Principal Executive Offices)	(Zip Code)

TRISTATE CAPITAL HOLDINGS, INC. 2006 STOCK OPTION PLAN

TRISTATE CAPITAL HOLDINGS, INC. 2014 OMNIBUS INCENTIVE PLAN, AS AMENDED

(Full title of the plans)

Paul M. Shoukry

Chief Financial Officer and Treasurer

880 Carillon Parkway

St. Petersburg, Florida 33716

(727) 567-1000

(Name and address, and telephone number, including area code, of agent for service)

Copies to:

Jonathan N. Santelli, Esq.

Executive Vice President, General Counsel and Secretary

880 Carillon Parkway

St. Petersburg, Florida 33716

(727) 567-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) is being filed by TriState Capital Holdings, Inc. (“TriState Capital”) to terminate all offerings under the Prior Registration Statements and to deregister any and all securities registered but unsold as of the date hereof thereunder (note that the share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

1.

Registration Statement on Form S-8, File No. 333-188923, filed with the Securities and Exchange Commission (the “SEC”) on May 29, 2013, registering the offer and sale of 4,000,000 shares of TriState Capital common stock, no par value (“Shares”), issuable pursuant to the TriState Capital Holdings, Inc. 2006 Stock Option Plan.

2.

Registration Statement on Form S-8, File No. 333-196564, filed with the SEC on June 6, 2014, registering the offer and sale of 4,000,000 Shares issuable pursuant to the TriState Capital Holdings, Inc. 2014 Omnibus Incentive Plan.

3.

Registration Statement on Form S-8, File No. 333-249296, filed with the SEC on October 5, 2020, registering the offer and sale of 1,000,000 Shares issuable pursuant to the TriState Capital Holdings, Inc. 2014 Omnibus Incentive Plan.

4.

Registration Statement on Form S-8, File No. 333-258511, filed with the SEC on August 5, 2021, registering the offer and sale of 800,000 Shares issuable pursuant to the TriState Capital Holdings, Inc. 2014 Omnibus Incentive Plan, as amended.

On June 1, 2022, pursuant to the Agreement and Plan of Merger, dated October 20, 2021 (the “Merger Agreement”), among Raymond James Financial, Inc., Macaroon One LLC, Macaroon Two LLC and TriState Capital, Macaroon One LLC and TriState Capital merged, with TriState Capital as the surviving entity, and immediately following such merger Macaroon Two LLC and TriState Capital merged (the “Mergers”), with Macaroon Two LLC as the surviving entity.

In connection with the Mergers, TriState Capital has terminated any and all offerings of TriState Capital’s securities pursuant to the Prior Registration Statements. Accordingly, pursuant to the undertakings made by TriState Capital in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 hereby removes from registration all of such securities registered under the Prior Registration Statements that remain unsold as of the date of this Post-Effective Amendment No. 1.

The foregoing description of the Mergers, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is included as Exhibit 2.1 in TriState Capital’s Form 8-K filed with the SEC on October 27, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on this 27th day of June, 2022.

MACAROON TWO LLC, as successor by merger to TriState Capital Holdings, Inc.

By: Raymond James Financial, Inc., its sole member

By:	/s/ Jonathan N. Santelli
Jonathan N. Santelli
Executive Vice President, General Counsel and Secretary